Exhibit 10.11

AMENDMENT TO EMPLOYMENT AGREEMENT

          This Amendment to Employment Agreement is made effective December 20, 2004.

          WHEREAS, MERCANTILE TRUST & SAVINGS BANK, 440 Maine Street, Quincy, Illinois, an Illinois banking corporation (“Employer”), and Dan S. Dugan, 1025 Evangeline East, Quincy, Illinois (“Employer”), entered into an Employment Agreement dated June 15, 1987; and

          WHEREAS, Employer and Employee desire to amend the term of such Employment Agreement;

          NOW, THEREFORE, in consideration of the mutual undertaking of the parties hereto it is hereby agreed that the second sentence of Paragraph 1 of said Employment Agreement shall be deleted in its entirety and the following sentence shall be substituted therefore:

“Employment hereunder shall commence on the date hereof and shall continue until December 31, 2007, unless this Agreement is earlier terminated as provided in Section 4 hereof.”

          All other terms and conditions of said Employment Agreement shall remain as set forth in the Employment Agreement dated June 15, 1987.

          IN WITNESS WHEREOF, Employer and Employee have caused this Amendment to Employment Agreement dated June 15, 1987, to be duly executed, this 20th day of December, 2004.

MERCANTILE TRUST & SAVINGS BANK

By:	/s/ DAN S. DUGAN

Its President

/s/ DAN S. DUGAN

Dan S. Dugan, Employee